AGREEMENT BETWEEN OCP AND MPC
DATED AUGUST 15, 1991

A G R E E M E N T

This Agreement, made and entered into as of its effective date by and, between:

                                       OFFICE CHERIFIEN DES PHOSPHATES (OCP)
                                       Angle Route d'El Jadida et
                                       Boulevard de la Grande Ceinture
                                       CASABLANCA MOROCCO

                                                                                                                                                       on the one part,

and:

                                       MISSISSIPPI PHOSPHATES CORPORATION (MPC)
                                       P.O. Box 848
                                       Pascagoula, MISSISSIPPI U.S.A. 39568-0848

                                                                                                                                                     on the other part,

W I T N E S S E T H

WHEREAS, MPC contemplates the resumption of the production of phosphatic fertilizers at MPC's manufacturing facility located at Pascagoula, Mississippi, U.S.A. (the "Pascagoula Plant"); and

WHEREAS, MPC desires to purchase from OCP and OCP, desires to sell to MPC, all of MPC's requirements of phosphate rock at the Pascagoula Plant, which requirements are estimated to be approximately one million (1,000,000) metric tons per year upon resuming full production and which are projected to be approximately one million four hundred thousand (1,400,000) metric tons per year if certain expansions of the Pascagoula Plant are completed.

NOW, THEREFORE, in consideration of these premises and the mutual promises set forth herein, OCP and MPC hereby agree as follows:

ARTICLE I

The "Effective Date" of this agreement shall be september 15, 1991 ("Effective Date"), if, as of September 15, 1991, Phosphate Industries, Inc. ("PII") has not purchased all of the authorized, issued and outstanding shares of MPC as contemplated by that certain Option Agreement dated May 31, 1991, as amended, between PII and Mississippi Chemical Corporation ("MCC"). The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2001.

For purposes of this Agreement, Contract Year shall mean the period commencing on the Effective Date and ending on the next following June 30 and all succeeding one (1) year periods during the term hereof that begin on a July 1 and end on the next June 30.

ARTICLE II

OCP hereby agrees to sell and deliver to MPC, and MPC hereby agrees to purchase and accept from OCP, all of MPC's requirements of phosphate rock for MPC's use at the Pascagoula Plant.

The phosphate rock to be sold and delivered to MPC shall be dried Khouribga 68/69 BPL grade. The parties contemplate that from time to time it may be desirable to change the grade of rock supplied hereunder. It is clearly understood that parties agreed to switch from dried phosphate rock to wet rock as soon as practicaly feasable by both parties. Such changes shall be discussed by the parties and shall be effected upon mutual agreement.

ARTICLE III

Within thirty (30) days after the Effective Date of this Agreement and within ten (10) days following the end of the sixth week of each subsequent Contract Year, the parties will execute a Sale Contract Addendum which shall contain the following:

          a.  the Base Price for the Contract Year, dermined in accordance with Article IV hereof;

          b.  the billing and payment terms (if different from those set forth in Article VI hereof or in the General Conditions Governing FOB Sale) applicable for the Contract Year;

          c.  in the event of any change, the grade and quality specifications of the phosphate rock to be sold during the Contract Year and any price adjustment associated with any change in the grade or quality of phosphate rock supplied; and

          d.  the estimated requirements of phosphate rock for the Contract Year.

The terms and conditions of this transaction which are not contained in this Agreement or in any Sale Contract Addendum for any Contract Year are incorporated into the following appendices to this Agreement:

                                         Appendix 1 - Indicative Chemical and Screen Analysis of
                                                               Phosphate Rock

                                        Appendix 2 - General Conditions Governing FOB Sale.

In the event of any conflict between this Agreement and/or any Sale Contract Addendum and the General Conditions Governing FOB Sale (Appendix 2), this Agreement and/or the Sale Contract Addendum shall control.

ARTICLE IV

For each Contract Year, the purchase price (expressed in U.S. Dollars) per metric ton of phosphate rock delivered FOB vessel, Casablanca or Jorf Lasfar shall be determined in accordance with the following formula:

Purchase Price = Base Price + Additional Price

As used in the above formula:

"Purchase Price" shall mean the total price per metric ton of phosphate rock for the Contract Year, which price shall in all cases be equal to or greater than the Base Price.

"Base Price" shall be (confidential portion has been deleted and filed separately with the Securities and Exchange Commission). In the event the above-referenced (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) the Base Price shall be (confidential portion has been deleted and filed separately with the Securities and Exchange Commission).

"Additional Price" shall mean an additional price for phosphate rock determined as of the end of each Contract Year by (confidential portion has been deleted and filed separately with the Securities and Exchange Commission).

For the purpose of determining the Additional Price, (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) as of the end of each Contract Year, shall be an amount consisting of the excess, if any, of (i) the sum of any (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) (calculated in accordance with the formula below) realized for such Contract Year and all prior Contract Years over (ii) the sum of any (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) (calculated in accordance with the formula below) realized for such Contract Year and all prior Contract Years:

(Confidential portion has been deleted and filed separately with the Securities and Exchange Commission).

For purposes hereof:

(Confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall, with respect to each Contract Year, mean (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall be reflected in the determination of (confidential portion has been deleted and filed separately with the Securities and Exchange Commission). The determination of (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall be made in conformity with Generally Accepted Accounting Principles in the U.S.A.

(Confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall, with respect to each Contract Year, mean the (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) during such Contract Year. In the determination of the (confidential portion has been deleted and filed separately with the Securities and Exchange Commission), the price of phosphate rock shall be the (confidential portion has been deleted and filed separately with the Securities and Exchange Commission). Otherwise, the determination of (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall be made in conformity with Generally Accepted Accounting Principles in the U.S.A.

"Sales, General and Administrative Expense" shall, with respect to each Contract Year, mean all selling expense and all general and administrative expense (including net interest expense) for such Contract Year. Expenses shall include an annual payment of Two Million and 00/100 Dollars ($2,000,000.00) to MCC for certain services to be provided by MCC to MPC Sales, General and Administrative Expense shall be determined in conformity with Generally Accepted Accounting Principles in the U.S.A.

Within sixty (60) days following the end of each Contract Year, MPC shall furnish to OCP its calculation of the Purchase Price of phosphate rock delivered by OCP during the said Contract Year. MPC shall simultaneously provide OCP with the written opinion of certified public accounting firm, stating that MPC's calculation of (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) has been fairly calculated in accordance with the terms of this Article IV and stating that it has found no irregularities such as would constitute a material weakness in MPC's internal control structure or would constitute fraud. This opinion shall be provided by a certified public accounting firm mutually acceptable to both parties.

ARTICLE V

This Agreement shall not be assignable by MPC without the prior written consent of OCP.

ARTICLE VI

Paragraph 6, Invoicing and Payment, of the General Conditions Governing FOB Sale shall, to the extent inconsistent with this Article VI, be superseded by this Article VI.

OCP shall invoice MPC for each shipment as of the date of the bill of lading. Such invoice shall be priced at the Base Price (determined in accordance with Article IV hereof) of phosphate rock for the then Contract Year. Invoices issued prior to the determination of the Base Price for the Contract Year shall be tentatively priced at the Base Price for the immediately preceding Contract Year and shall be subject to adjustment when the Base Price for the current Contract Year is determined.

During the first twelve (12) months following the initial shipment of phosphate rock hereunder, OCP's invoices shall be due and payable (without interest) within sixty (60) days from the date of bill of lading. Thereafter, OCP's invoices shall be due and payable (without interest) within thirty (30) days from the date of bill of lading. Payment of OCP's invoices shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account of OCP as OCP shall designate.

All payments of the Additional Price of phosphate rock for a Contract Year shall be made within ten (10) days following the determination of the Additional Price in accordance with Article IV hereof. All payments (both base price and additional price) shall be guaranteed by Mississippi Chemical Corporation.

ARTICLE VII

By entering into this Agreement, MPC and OCP evidence their mutual commitment to long-term cooperation regarding the use of phosphate rock supply by OCP in the Pascagoula Plant. This Agreement evidences the desire and commitment of the parties hereto to take all reasonable steps required to establish the Pascagoula Plant as a viable, competitive operation. (Confidential portion has been deleted and filed separately with the Securities and Exchange Commission).

ARTICLE VIII

(Confidential portion has been deleted and filed separately with the Securities and Exchange Commission). MPC and OCP agree to meet not less than twice annually to discuss MPC's overall management operations.

ARTICLE IX

In the event that MPC sells to a purchaser all or substantially all of the assets of the Pascagoula Plant, OCP shall be entitled to receive fifty percent (50%) of the excess of (i) the purchase price payable by the purchaser of all or substantially all of the assets of the Pascagoula Plant over (ii) the then current book value of the assets to be purchased.

In the event that (confidential portion has been deleted and filed separately with the Securities and Exchange Commission).

In both cases, (confidential portion has been deleted and filed separately with the Securities and Exchange Commission) shall apply to its full extent.

ARTICLE X

If MPC during the term of this Agreement voluntarily petitions for relief under, or otherwise seeks the benefit of, any bankruptcy, reorganization, or insolvency law, at any time thereafter, OCP may, at its option, cancel this Agreement without indemnity.

ARTICLE XI

This Agreement and all ancillary documents being based on good faith, the parties concerned expressly declare their willingness to amicably resolve any disputes which may arise between them from the interpretation or implementation hereof.

Any dispute which cannot be amicably resolved arising from this Agreement, any Sale Contract Addendum or the General Conditions Governing FOB Sale shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The Arbitration Tribunal shall sit in Paris, France. This Agreement, any Sale Contract Addendum and the General Conditions Governing FOB Sale shall be governed by French law. The foregoing shall supersede the first paragraph of Article 12, Arbitration, of the General Conditions Governing FOB Sale.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals as of the 15th day of August, 1991.

MISSISSIPPI PHOSPHATES CORPORATION                             OFFICE CHERIFIEN DES PHOSPHATES

By: /s/ Tom C. Parry                                                                         By: /s/ Mohamed Fettah
           Tom C. Parry, President                                                                    Mohamed Fettah, General Manager

APPENDIX 1

INDICATIVE CHEMICAL & SCREEN ANALYSIS
OF PHOSPHATE ROCK

CHEMICAL ANALYSIS

- P2O5....................................................	31.30
- CO2......................................................	7.00
- SO3......................................................	1.55
- SIO2.....................................................	2.54
- CAO.....................................................	51.17
- MGO.....................................................	0.40
- F2O3.....................................................	0.28
- AL2O3..................................................	0.45
- NA2O...................................................	0.75
- K2O......................................................	0.06
- F...........................................................	3.60
- CL.........................................................	0.03
- C.ORG...................................................	0.17

APPENDIX 1

INDICATIVE CHEMICAL & SCREEN ANALYSIS
OF PHOSPHATE ROCK

SCREEN ANALYSIS

>	2.000........................................................	2.0
>	1.000........................................................	4.7
>	800........................................................	5.4
>	630........................................................	7.0
>	500........................................................	8.8
>	400........................................................	11.2
>	315........................................................	19.3
>	200........................................................	52.4
>	160........................................................	72.3
>	80........................................................	94.5
>	50........................................................	97.2

APPENDIX 2

GENERAL CONDITIONS GOVERNING FOB SALE

PHOSPHATE ROCK
GENERAL CONDITIONS GOVERNING FOB SALE

1. ORIGIN OF PRODUCT

Phosphate rock supplied by the Seller shall be natural phosphate of lime of Moroccan origin.

2. DELIVERIES - CHARTERING

A/ - Deliveries shall be made in bulk on board vessels chartered by the Buyer and shall be spread as evenly as possible over all the duration of the sale contract.

Phosphate rock of other origins shall not be loaded on vessels thus chartered without prior authorization of the Seller.

B/ - Prior to the chartering of each vessel, the Buyer shall secure the agreement of the Seller on the specifications of the vessel as well as on the quality and quantity of phosphate rock to be loaded and on laydays.

The Seller shall then indicate the amount of the deposit for disbursements at the loading port to be made by the Shipowner.

If the product to be loaded is available in two ports, it shall be the option of the Seller to load in either of these ports. Such option shall however be announced by the Seller at the latest when he receives the seventy two (72) hours notice provided for in the "Chartering Conditions on Shipment" annexed hereto.

With the Seller's agreement, other lots of the same grade to be shipped to other Receivers may be loaded on board the vessel chartered by the Buyer. In such case, if the various lots are not stowed in separate holds, they will be invoiced to each Receiver on the basis of the corresponding individual bill of lading, the Seller not being involved in the distribution of the cargo at the unloading port.

C/ - Vessels for transportation of phosphate rock shall be chartered under the conditions annexed hereto (Chartering Conditions on Shipment).

In case the Charter Party signed by the Buyer does not, for whatever reason, include such conditions or the ship's Master refuses to abide by them, the Seller shall debit the Buyer with any ensuing difference.

D/ - Prior to arrival of the vessel at the loading port, the Shipowner shall credit the Seller's account, at a bank to be indicted by the latter, with a sufficient deposit in US Dollars to cover disbursments at the loading port, including possible despatch-money.

Should such a deposit not be made in due time or its amount not be sufficient to cover actual disbursments, the Seller shall reserve the right to refuse loading or keep the vessel until such time when necessary funds are received.

If however the Seller were to allow the ship's Master to hold over payment of whole or part of the amount of the disbursments in pursuance of Clause C of the Chartering Conditions on Shipment, the Buyer shall be advised by the Seller accordingly and shall be responsible vis-a-vis the Seller for the settlement of all the amount remaining due increased by an interest on arrears of 1% for each month as from the bill of lading date; a portion of a month being counted as a whole month.

E/ - As soon as the vessel has left the loading port, the Seller shall inform the Buyer, by telex or telegraph, of the quantity loaded as well as the day and time of departure of the vessel, her estimated date of arrival at the unloading port and, should it be the case, the amount of disbursments or the part of disbursments which has not been paid in cash.

3. WEIGHING - SAMPLING

A/ - The Buyer has the faculty to be present or represented at the weighing operations which shall be made while product is being loaded on the vessel. Should this faculty not be used, the weighing operations as performed by the Seller shall be final and only results thereof shall be binding.

B/ - For the purpose of establishing the moisture, BPL and Feral contents of the product, samples shall be drawn during the loading operations according to the usual methods. Phosphate rock thus drawn shall be used to make up six (6) two-bottle samples which shall be sealed by the Seller. One sample shall be sent to the Buyer by the ship's mail or by postal mail while the others shall be kept by the Seller for a period of six (6) weeks.

The Buyer has also the faculty to be present or represented at the sampling operations as described above. Should this faculty not be used, the operations as performed by the Seller shall be final and only samples thus drawn shall by binding.

4. ANALYSES

A/ - As soon as possible after each shipment, the Buyer and the Seller shall exchange, at a date to be agreed upon, the results of analyses made in their respective laboratories on the samples drawn during the loading operations displaying both moisture content of the product as delivered and dry basis BPL concentration.

In case the difference between the dry basis BPL contents shown by the two analyses is below or equal to one BPL unit per cent, the average of moisture contents of the product as delivered and the average of dry basis BPL contents shall be taken into consideration as concerns the corresponding cargo for the drafting of the debit or credit note provided for in Article 7 below.

B/ - In case the difference between the dry basis BPL contents shown by the two analyses is above one BPL unit per cent, one of the samples drawn during the loading operations shall be handed over by the Seller to the arbitration laboratory jointly appointed by the two parties.

Results of the analysis performed by such laboratory shall be accepted as final by the two parties and shall be taken into consideration for the drafting of the debit or credit note provided for in Article 7 below.

The cost of the arbitration analysis shall be borne by the party whose own findings display the largest difference with the dry basis BPL content shown by the arbitration analysis.

5. PRICE

A/ - The FOB price applies to one metric ton of dry rock (moisture deducted) and to a dry basis BPL content equal to the grade of reference.

B/ - The price shall be readjusted according to the final results of analysis for each cargo as reached in persuance of Article 4 above, on a Rise/Fall basis per metric ton and per unit of dry basis BPL content above or below the grade of reference.

C/ - The Seller shall undertake to load and spout trim phosphate rock on board the Buyer's vessel (excluding any special trimming and levelling, which shall be borne by the Shipowner).

The cost of this loading operation is included in the price as defined above.

D/ - With the exception of export tax, all dues, duties and taxes to be paid under the regulations in force on goods or services or on the vessel for these goods or services when leaving the loading port, including dues, duties and taxes related to import into the receiving country, are not included in the price and shall therefore be borne by the Buyer when they are not at the Shipowner's expenses.

6. INVOICING AND PAYMENT

A/ - The invoice for each shipment shall be due at the date of the bill of lading. It shall be established, after loading, on the basis of the bill of lading weight minus moisture according to the percentage of reference.

B/ - The settlement of the invoice shall be made by way of irrevocable documentary letter of credit, confirmed by a first class international bank, to be paid at sight against the documents agreed upon by both parties prior to shipment. This letter of credit is to be opened fifteen (15) days before the vessel's loading date in favour of the Seller with a bank to be indicated by the latter. It should remain valid for a period of sixty (60) days, which may be extended on the request of either party. Such letter of credit is governed by the Uniform Customs and Practice for Documentary Credits published by the International Chamber of Commerce (1983 revision, publication Nr 400). All bank charges regarding in particular the opening, amendment, modification, confirmation and negotiation of the letter of credit shall be borne by the Buyer.

Debit notes shall be settled in cash by telegraphic transfer. The Buyer, as soon as he issues instructions to the bank for payment, shall send to the Seller a telex specifying the amount paid, the value date and the corresponding invoices and notes.

In case of delay, for whatever reason, in the settlement of all or part of the amount due to the Seller, the amount remaining to be paid shall be increased by an interest to be calculated, in case of invoices and notes annexed thereto, as from the fifteenth (15th) day following the bill of lading date, and, in case of separate debit notes, as from the fifteenth (15th) day following the date borne on these. In both cases, such calculation shall be made on the basis of the London Interbank Offered Rate (Libor) at six (6) months, as it is quoted on the date of the bill of lading, increased by a margin of three (3) per cent per year. Interests on arrears shall themselves be increased, under the same conditions as those applied to the principal sum, by interests to be calculated after each period of six (6) months. No dues, taxes or duties to be paid in relation with the settlement of interests in the Buyer's country shall be borne by the Seller. The payment of interests shall be made without any deduction whatsoever.

C/ - Each delivery being considered as a separate deal, the Seller may suspend deliveries for non-settlement of an invoice or a debit note.

If the Buyer goes into liquidation or bankruptcy or if he fails, whatever the reason be, to conform to the payment conditions agreed upon, the Seller shall reserve the right to cancel the contract with respect to the balance of deliveries. As for the quantities already delivered but still floating, the Seller may exercise his right to retain the cargo or the part of the cargo attributed to the Buyer.

In both cases, the Buyer shall remain accountable for the possible charges and damages thereof.

7. READJUSTMENT

A/ - At the end of each semester, the amount to be invoiced for each of the shipments made during that semester, shall be readjusted according to the moisture content and to the dry basis BPL concentration shown by the corresponding analysis as reached in pursuance of Article 4 above.

Such readjustment shall be used as a basis for a debit or a credit note to be sent by the Seller to the Buyer.

B/ - In case of dispute over Feral content of a cargo, the Seller shall request the arbitration laboratory to perform an analysis of the element in question on one of the samples drawn during the loading operations.

Should the arbitration analysis establish that Feral content, at the departure from the loading port, is higher than 1.5%, the final dry basis BPL content as reached for the price variation shall be diminished by two BPL points per cent for each point of Feral in excess of 1.5% and proportionately for fractions.

C/ - Readjustment shall in no case be accepted as a justification for delay in payment of invoices and debit notes related to the delivery.

8. INSURANCE

Phosphate rock shall be considered to have been delivered at the moment when it has actually passed on board the vessel at the loading port.

Insurance against all risks, be they marine or other, covering the value of phosphate rock increased, should it be the case, by disbursements or the part of disbursements which have not been paid in cash at the loading port, shall not be borne by the Seller who declines any responsibility for damages which may occur to the cargo from the moment when phosphate rock has been loaded.

9. RESALE AND ASSIGNMENT

Phosphate rock shall be used in the Buyer's own plants. It may not be resold as such without the Seller's written consent.

Should the Buyer lose, through transfer of ownership or merger or for any other reason, the property of his plants as they stand at the time of signature of the sale contract, the quantities of product remaining to be delivered shall be assigned, with the Seller's consent, to the new owners or successors, whether universal or not.

The Seller shall however reserve the right simply to cancel the delivery of such quantities and the cancellation in such case shall give rise to no indemnity.

10. FORCE MAJEURE

Any war, any prohibition or restriction, from a Government or local authority, affecting either the receiving country or the areas involved in the shipping of product, floods, cyclones, earthquakes, fires, epidemics, general or partial strikes, whenever they may occur, lock-outs, stoppage of production in the Seller's operations or in the railway system transporting phosphate rock to the loading ports and any other cause beyond the control of the Seller and which impedes production, transportation or loading of phosphate rock represent, by express agreement, a case of force majeure. The party affected shall have to give notice of the event to the other party by registered letter and the only justification to be produced by the party affected shall be the evidence of the event invoked.

In a case such as mentioned above, shipments may be suspended until such hindrances are overcome or removed. Should the interruption of deliveries last more than three (3) months, the shipments thus delayed may be cancelled by either party and such cancellation shall be notified by registered letter. Cancellation of this nature shall give rise to no indemnity.

11. SAFEGUARD CLAUSE

The parties hereby expressly agree that, should the market conditions change in such a way as to cause a serious harm to either party while the sale contract is being implemented, they shall consult each other in order to take necessary steps to re-establish the equilibrium of the sale contract within the spirit which prevailed initially.

12. ARBITRATION

All disputes arising in connection with the sale contract shall be finally settled through arbitration to take place in Casablanca under the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Paris by one or more arbitrators appointed in accordance with these Rules, Moroccan law being applied as to the substance of the matter.

Judicial acceptance and enforcement of the arbitration award may be requested by either party from any court having jurisdiction, in any country, on submission of the original copy or a duly certified copy of the award as well as the original copy or a duly certified copy of the sale contract.

The termination of the sale contract shall not prejudice any rights accruing at or before or in connection with the termination thereof or any remedies or proceedings with respect to such rights. The provisions of the sale contract with regard to arbitration shall have effect notwithstanding the termination thereof.

MADE OUT IN DUPLICATE
At Yazoo City, Mississippi	At Casablanca
On August 29, 1991	On August 15th, 1991
THE BUYER,	THE SELLER,
/s/ Tom C. Parry	/s/ Mohamed FETTAH
TOM C. PARRY	Mohamed FETTAH
PRESIDENT	GENERAL MANAGER

CHARTERING CONDITIONS ON SHIPMENT
AFRICANPHOS C/P

Concerning the chartering which will be effected by Buyers for the transportation of phosphate, the charter-party will have to stipulate the following conditions:

A - Before leaving his last port of discharge and at least three days before arriving at Safi or Jorf Lasfar or Laayoune or Casablanca, the Captain has to telegraph to:

PHOSPHAT - SAFI if loading is at Safi - Telex No. 71708 - 71784.
Postal address: Office Cherifien des Phosphates, Service des Embarquements. Boite
Postale 26, Safi

PHOSPHAT - CASABLANCA if loading is at Casablanca - Telex No. 25987 - 25095
Postal address: Office Cherifien des Phosphates, Service des Embarquements. Boite
Postale 119, Casablanca

PHOSTLS if loading is at Laayoune - Telex No. 26796 - 26614
Postal Address: PHOSPHATES DE BOUCRAA S.A. Boite Postale: 26 - 101 Laayoune

MARPHORE if loading is at Jorf Lasfar - Telex No. 78964

stating the probable date of vessel's arrival, failing which an extra twenty four hours to be allowed to Shippers for loading.

In case telegraphic address is not admitted, the Captain will use postal address as indicated above.

B - At loading port, the vessel shall be consigned for her phosphate cargo and customs business to Shippers. Owners to pay in cash at loading port and according to the total tonnage loaded the sum hereunder stipulated (in Dirhams (DH) per metric ton loaded) as agency fee, Shippers having the right to choose at their expense the Shipbroker who will attend to Customs formalities:
From 1 to 3000 tons: 5000 DH	from 10001 to 12500 tons: 9000 DH	from 25001 to 30000 tons: 17000 DH
" 3001 to 4000 tons: 6000 DH	from 12501 to 15000 tons: 10000 DH	" 30001 to 35000 tons: 20000 DH
" 4001 to 5000 tons: 6500 DH	from 15001 to 17500 tons: 11000 DH	" 35001 to 40000 tons: 22000 DH
" 5001 to 7500 tons: 7000 DH	from 17501 to 20000 tons: 12000 DH	above ............40000 tons: 22000 DH
" 7501 to 10000 tons: 8000 DH	from 20001 to 25000 tons: 15000 DH	plus 750 dirhams per 2000 tons or fraction above 40000 tons.

Should the Captain fail to apply to the Shippers' Agents named in the present charter, the Owners shall, in any case, pay to Shippers the agency fee mentioned above.

C - At port of loading, vessel to pay all customary dues and port expenses, all tolls (peages) as well as all other charges customarily paid by the vessel, at the rates ruling on the date of the bill of lading. In application of the lawful regulations in force in Morocco, Owners shall pay in cash at port of loading all their disbursments including amounts due by them under clauses B, D and I. A sufficient amount for ship disbursments only, not exceeding one-third of the freight, may be advanced to the Captain if required by him. In any case, an interest on arrears of 1% per month, a portion of month being counted as a whole month, shall be applied to the amount remaining due. A receipt of the latter to be endorsed on the bills of lading by the Captain. Shippers shall not be held responsible for the employment of these advances. The Shippers decline all responsibility toward Owners or Charterers, if, in order to avoid delaying the vessel's departure, they shall be called upon, on justification of the expenses, to advance the Captain amounts over and above one-third of the freight.

D - The vessel will be loaded in turn not exceeding 48 running hours, Sundays, legal and local holidays included, counting from 7 a.m. or 1 p.m. after the vessel having been admitted in free pratique and written notice having been given to Shippers between usual office hours that she is ready to load. The cargo will be loaded into vessel's holds by Shippers. The Owners shall pay in case of FAS sale 2 US Dollars plus value added tax per ton of one thousand kilos loaded (bill of lading weight) for this operation. Leveling or any other special trimming required by the Captain shall be in all cases at Owners' expense and risk.

Vessel to supply free of charge the full use of windlasses, winches and necessary power. All supplementary expenses for working outside usual hours to be for account of the party ordering same and to be charged at the tariff according to the custom of the port. It is however pointed out that if such work is done at Shippers' request without the use of the vessel's derricks, the expenses charged by the Master may not exceed [pounds] 12.00 per shift and will only be payable for actual hours of working.

E - Laydays to commence on expiry of turn according to clause D above or, if there is no turn at 1 p.m., if the vessel complies with the prescribed conditions before noon, and at 7 a.m. on the following day if she complies with the said conditions after noon, the Captain or his representative having advised Shippers in writing that he is ready to load and that the vessel, being in free pratique, has occupied the berth indicated by the Shippers. Legal and local holidays, each being considered as a day of 24 hours, and the time between 1 p.m. on Saturday and 7 a.m. on Monday shall not count as laydays, but if the loading proceeds during these periods or before laytime commences, only half time such employed shall be deducted from the time saved for the calculation of despatch-money.

If necessary, vessel's holds shall be cleaned at vessel's expense before loading commences. All time occupied in shifting berths at Shippers' request shall count as laytime. Time allowed will be calculated based on the bill of lading weight expressed in metric tons.

Days to be of 24 consecutive hours, weather permitting (portions prorata) force majeure excepted.

The Captain is to facilitate the rapid loading of his vessel by all means on board. Vessel shall leave the loading berth as soon as loading is completed if the Captain is required to do so, failing which Owners are to indemnify Shippers for time so lost at the demurrage rate stipulated in clause I. Any delays which may be attributed to the vessel or her crew are not to count as laytime.

F - Provided the vessel puts at least two workable hatches at Shippers' disposal at loading (at Casablanca, Safi, Jorf Lasfar and Laayoune) the daily rate for loading to be (in metric tons):
* 3.000 tons with minimum time of 36 hours allowed for a loaded quantity up to 9.999 tons
* 3.600 tons for 10.000 to 14.999 tons, loaded quantity	* 7.500 tons for 25.000 to 29.999 tons, loaded quantity
* 4.500 " " 15.000 to 19.999 " " "	* 9.000 " " 30.000 to 39.999 " " "
* 6.000 " " 20.000 to 24.999 " " "	* 10.000 " " 40.000 and above.

If however the vessel provides a lower number of workable hatches than called for above the loading rate to be reduced in proportion to the number of workable hatches put at the Shipper's disposal.

The vessel will be loaded in the customary manner alongside the wharf reserved to Shippers at the berth indicated by them and according to their orders.

Shippers have the right to load by day and by night without interruption by all the hatches of the holds intented to receive the cargo.

G - Shippers guarantee that vessels can load and sail from their usual loading berth with a draught of:

At Casablanca:	30' at berths No. 1 and 2; 36' at berth No. 3
At Safi:	30'
At Jorf Lasfar:	44' at berth No. 1
At Laayoune:	52' at berth No. 2

Should the vessel's draft make it necessary to complete loading at another berth or in the roads, Captain to obtain the necessary lighters at Owners' expense. The risk and cost of transport from the wharf to another berth or to the roads and transshipment expenses are to be borne by the vessel, and the time spent in loading at such other berth or in the roads and in shifting, not to count as laytime.

H - Should loading be rendered impossible in consequence of a strike, lock-out or any other cause of force majeure beyond the Shippers' control, latter to give written notice to Receivers-Charterers (eventually by telegramm) latest on receipt of the telegraphic notice stipulated in clause A. If vessels have already telegraphed this preliminary notice, Shippers shall notify them and Receivers-Charterers of the case of force majeure as soon as this is known to them.

At any time before vessel's arrival at loading port or before loading commences Receivers-Charterers may notify Shippers of their intention to cancel the charter-party.

This cancellation is to become effective if within 48 running hours following the receipt of this notification shippers have not declared that they are able to load. In case the charter-party should be maintained, the time shall count as stipulated in Article E above notwithstanding the invocation of the case of force majeure.

At any time during the interruption of the loading owing to force majeure, Shippers have the right to ask the Receivers-Charterers to cancel the charter-party by giving 48 running hours notice.

If the vessel has started loading, the Captain to have the option of sailing 48 running hours after the interruption through force majeure with the quantity loaded unless within this delay, shippers declare that they are able to load, time counting notwithstanding the invoked case of force majeure. Should the vessel sail with a part of cargo, shippers could not be mixed up in the discussion between Charterers and Owners concerning the freight settlement of the part of the cargo.

I - Demurrage at loading port if any, to be paid to Owners at the rate of 0,16 US Dollars per gross register ton per running day (portions prorata).

For all working time saved at port of loading, Owners to pay in cash to Shippers despatch-money at half of the demurrage rate per day (portions prorata). It is understood that despatch-money will only be calculated on time saved after expiration of the actual turn, if any (see clause E). Any delays which may be attributed to the vessel or her crew shall not count as laydays.

J - Should only part of the vessel be chartered, the Owners shall have the option of completing her, in agreement with Charterers and Office Cherifien des Phosphates, up to a full cargo with other goods, either before or after loading the phosphate. Owners shall ensure under penalty of damages, proper separation of such goods from the phosphate in order to avoid any mixing or communication of moisture, such goods, however, not to consist of either ore or phosphate of whatsoever origin, unless authorized by the Office Cherifien des Phosphates. Under no circumstances shall the complementary cargo be discharged at the same time as the phosphate.

In order to determine moisture of phosphate acquired during the transport, Captain to receive a sample taken during the loading in accordance with the contract.

K - In case of dispute between the Shippers and the Captain on the interpretation of the clauses of the charter-party, the Captain will sign papers or official documents as presented to him by the Shippers, in as many copies as required by them in respect of all or part of the cargo on board, endorsing his objections, any discussion on the matter being reserved to Owners.